SCOULER ANDREWS INTERNATIONAL, LLC
225 West Wacker Drive, Suite 1900
Chicago, IL 60606

March 1, 2004

Mr. Steven D. Overly, Esq
General Counsel
NUI Corporation
550 Route 202-206
Bedminster, NJ 07921

Dear Mr. Overly:

This letter confirms the engagement of Scouler Andrews International, LLC ("we," "us," "our" or "Consultant") by NUI Corporation and its subsidiaries (individually and collectively, "you," "your" or the "Company") to provide the services described below.

As requested by the President and Chief Executive Officer of the Company from time to time, Consultant will provide the following services:

1.    Provide the services of Daniel Scouler to serve as Chief Financial Officer of the Company, reporting directly to Craig Matthews, and the services of Jamie Lisac. It is expected that Mr. Scouler will devote an average of 2 days per week and that Mr. Lisac will devote an average of 3-4 days per week in meeting Consultant's obligations under this letter agreement. Such work shall be performed in the Company's offices in New Jersey.

2.    Oversee the preparation of the Company's financial statements, including various liquidity and cash flow forecasts and statements. By the end of March, train existing NUI employees to operate the cash flow model that has been developed. Address financial issues as they arise or as requested by the President and Chief Executive Officer (e.g. intercompany balances) .

3.    Provide consultation and negotiation assistance in connection with all merger, acquisition, divestiture, existing financing and refinancing activities of the Company, including any debt covenant issues that may arise.

4.    Assist the Company in its communications with the Company's lenders and rating agencies.

5.    Assist the Company with implementation of any phases of its business as directed by the Board of Directors. It is understood and agreed that in no event shall we participate in any effort or activities related or designed to restructure, downsize or operate Elizabethtown Gas.

6.    If the Company determines to file a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (a "Bankruptcy Petition") (a) assist in connection with organizing the Company's resources and activities so as to effectively and efficiently plan, coordinate and manage the Chapter 11 process and communicate with customers, lenders, suppliers, . employees, shareholders and other parties in interest; (b) advise the Company concerning interfacing with Official Committees, other constituencies and their professionals, including the preparation of financial and operating information required by such parties and/or the applicable bankruptcy court; (c) assist the Company in forecasting, planning, controlling and in other aspects of managing cash and obtaining DIP financing; (d) consult with the Company with respect to resolving disputes and otherwise managing the claims process; and (e) assist the Company in the development of a 'plan of reorganization' and underlying 'business plan,' including the related assumptions and rationale.

7.    Provide an appropriate level and size of Consultant's staff to fully satisfy Consultant's obligations hereunder in a highly professional manner.

8.    Provide such other similar services as may be requested.

In addition to these specific services, we understand that at your request and to the extent appropriate, we may be asked to participate in meetings and discussions with the Company, its lenders, other creditor constituencies and their respective professionals.

In the event of the filing of a Bankruptcy Petition, our agreement to provide services hereunder is contingent upon the bankruptcy court's approval of our engagement in accordance with terms to be mutually agreed to reflect the potential expanded scope inherent in a bankruptcy reorganization.

Accordingly, until the requisite approval of the Bankruptcy Court has been obtained, we will not be obliged to perform any further services hereunder.

We will perform our services in a manner that will permit the business operations of the Company to proceed in an orderly manner, subject to the requirements of this engagement. Our personnel will require on-site access to review books, records, reports and other data located at the offices of the Company and to discuss matters with its management and other personnel. In addition, you agree to provide reasonable access to (a) your computer systems (including reasonable computer services support) and (b) your other professional advisors, including your independent accountants and outside counsel.

We understand that we are not being requested to perform an audit. We will not, nor are we under any obligation to extend our activities beyond the scope set forth herein, unless we agree to do so upon your specific request.

We understand that the Company has agreed to treat any information received from us, whether orally or in writing, with the utmost confidentiality and, except as provided in this letter, will not publish, distribute or disclose in any manner any information developed by or received from us without our prior written approval (except to the Company's respective officers, directors, employees, attorneys, advisors or lenders, to whom you may disclose such information on a 'need to know' basis without our prior written approval). Such approval shall not be unreasonably withheld. Our approval is not needed if (a) the information sought is required to be disclosed by an order binding on the Company or us, issued by a court having competent jurisdiction over the Company or us, as applicable (unless such order specifies that the information to be disclosed is to be placed under seal), (b) the information is required to be disclosed pursuant to any law, regulation or similar legal obligation, or (c) such information is otherwise publicly available. We agree that all confidential non-public information that is received by us from the Company or the Company's accountants or outside counsel in connection with this engagement will be treated confidentially by us, except as required by law or as authorized by the Company.

Our agreed compensation for the services to be rendered pursuant to this letter agreement is set forth on Schedule I. We will also be reimbursed for customary and reasonable out-of-pocket expenses including, but not limited to, travel, lodging, costs of reproduction, typing, computer usage, legal counsel and other direct expenses.

We will submit to the Company monthly invoices for all services rendered and expenses incurred. Our invoices are due upon receipt.

It is understood that if employees of Consultant are required to testify at any administrative or judicial proceeding relating to this matter (whether during the term of this letter agreement or after termination), Consultant will be compensated by the Company at the regular hourly rates for each such employee, in effect at the time, and reimbursed for reasonable out-of-pocket expenses (including counsel fees).

We have in the past and may in the future provide services to various Company lenders and creditors on matters unrelated to the Company. We have discussed these relationships with you and you hereby expressly agree that you do not believe that this creates for us a conflict of interest in relation to this engagement.

The Company agrees to indemnify and hold Consultant harmless against any and all losses, claims, damages, liabilities, penalties, judgments, awards, amounts paid in settlement, costs, fees, expenses and disbursements including, without limitation, the costs, fees, expenses and disbursements, as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation (whether or not in connection with proceedings or litigation in which Consultant is a party), directly or indirectly caused by, relating to, based upon, arising out of or in connection with the engagement of Consultant by the Company or any services rendered pursuant to such engagement; provided that the Company will not be responsible for payment of indemnification amounts hereunder (and any indemnified person shall reimburse the Company for indemnification amounts already paid) that are determined by a final judgment of a court of competent jurisdiction to have resulted from an indemnified person's bad faith, self dealing, gross negligence or willful misconduct or that arise out of or relate in any way to the Company's or the Consultant's prior contractual arrangements with FTI Corporate Recovery or any subsidiary or affiliate thereof. These indemnification provisions extend to the officers, directors, principals, members, managers, stockholders, employees, representatives, agents and counsel of Consultant and shall survive the termination or expiration of the engagement.

Costs and expenses that are subject to indemnification hereunder shall, at the request of an indemnified person, be advanced by the Company to or on behalf of such indemnified person prior to final resolution of a matter, so long as such indemnified person shall have provided the Company with a written undertaking to reimburse the Company for all amounts so advanced if it is ultimately determined that the indemnified person is not entitled to indemnification hereunder. The contract rights to indemnification and to the advancement of expenses conferred in this paragraph shall not be exclusive of any other right that any indemnified person may have or hereafter acquire under any statute, agreement, order of a bankruptcy court or pursuant to any directors and officers liability insurance policy (including any such policy identified in Schedule I). The Company shall also reimburse any indemnified person for all expenses incurred in connection with enforcing such indemnified person's rights under this letter agreement.

The parties intend that an independent contractor relationship will be created by this letter agreement. As an independent contractor, Consultant will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. None of Consultant's employees, including Daniel Scouler in his capacity as Chief Financial Officer of the Company, will be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits, workers compensation, disability, unemployment insurance benefits or any other Company employee benefits. Consultant will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business.

The Company agrees that neither it nor any of its assignees or successors shall (a) seek a jury trial in any lawsuit, proceeding, counterclaim or any other action based upon or arising out of or in connection with the engagement of Consultant by the Company or any services rendered pursuant to such engagement or (b) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived. The provisions of this paragraph have been fully discussed by the Company and Consultant and shall be subject to no exceptions.

References in this letter agreement to Consultant shall be deemed to include, as may be applicable, any affiliate of Consultant (Consultant having the right to elect to perform its services hereunder through its affiliates).

This letter agreement shall be effective as of the date hereof and shall continue in effect until termination or completion of our engagement hereunder. Either you or we may terminate this letter agreement and our engagement at any time upon the giving of at least ten (10) days prior written notice to the other party. Termination shall not affect our right to receive payment for services performed, and reimbursement for expenses properly incurred, in accordance with the terms of this letter agreement. In the event of termination prior to the end of a calendar month, Consultant agrees to refund to the Company a pro rata portion of the set monthly compensation based upon the number of days remaining in the month after the effective time of termination.

If any provision of this letter agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excluded from this letter agreement, as the case may require, and this letter agreement shall be construed and enforced to the maximum extent-permitted by law as if such provision had been originally incorporated herein as so modified or as if such provision had not been originally incorporated herein, as applicable.

This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey. This letter agreement, including its schedules, constitutes the entire understanding between the parties with respect to the subject matter and supercedes all prior written and oral proposals, understandings, agreements and/or representations, all of which are merged herein. Any amendment or modification of this letter agreement shall be in writing and executed by each of the parties hereto.

Notwithstanding anything to the contrary contained herein, Consultant shall have the right to disclose its retention by the Company or the successful completion of its services hereunder in marketing or promotional materials placed by Consultant, at its own expense, in financial and other newspapers or otherwise.

We look forward to working with you on this matter. Please sign and return a copy of this letter signifying your agreement with the terms and provisions herein. If you have any questions, please call Daniel Scouler at (312) 977-1000.

Very truly yours,

SCOULER ANDREWS INTERNATIONAL, LLC

By: /S/ Daniel Scouler
        Daniel Scouler Member

Agreed by:

NUI Corporation

By:  /S/ Steven D. Overly
         Steven D. Overly
         Vice President and General Counsel

SCHEDULE I

Compensation and D&O Insurance Requirements

A.    For the month of March 2004, Consultant will be paid a flat monthly retainer in the amount of $200,000. Beginning on April 1, 2004, Consultant will be paid a flat monthly retainer in the amount" of $75,000.

B.    The Company agrees that it will use its best effort to specifically include and cover Daniel Scouler (and any other employee of Consultant who, at the request of the Board of Directors of the Company, Consultant agrees will serve as a temporary officer of the Company) under the Company's policy for directors' and officers' insurance. In the event that the Company is unable to include Consultant employees serving as officers of the Company under the Company's policy or if that policy does not have first dollar coverage in effect for at least $10 million, it is agreed that Consultant will attempt to purchase a separate directors' and officers' policy that will cover Consultant's employees serving as officers of the Company only and that the cost of the same shall be invoiced to the Company as an out-of-pocket expense. If Consultant is unable to purchase such coverage, then it shall have the right to terminate this letter agreement upon notice to the Company.